Exhibit 10.41

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Account Pledge and Assignment

Dated

Brooge Petroleum and Gas Investment Company FZC

(the Lessee)

National Bank of Abu Dhabi PJSC – Islamic Banking Division

(as Security Agent acting for and on behalf of the Participants)

Dentons & Co Suite 1204 Al Ghaith Tower Hamdan Street P.O. Box 47656 Abu Dhabi United Arab Emirates

Agreement

Dated

By

(1)	Brooge Petroleum and Gas Investment Company FZC incorporated under the laws of Fujairah Free Zone, Fujairah, United Arab Emirates of P.O. Box 50170, Fujairah, United Arab Emirates (the Lessee); and

(2)	National Bank of Abu Dhabi PJSC – Islamic Banking Division, of P.O. Box 40057, Abu Dhabi, United Arab Emirates acting in its capacity as Security Agent for and on behalf of the Participants (the Security Agent).

Recitals

A	The Lessor and the Lessee entered into the Transaction Documents.

B	Pursuant to the Transaction Documents, the Lessee is required to enter into this Agreement.

C	For the purposes of the Transaction Documents, this Agreement is the Account Pledge and Assignment.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

Words and expressions defined (directly or indirectly) in the Common Terms Agreement shall have the same meanings in this Agreement unless defined otherwise in this Agreement. The following definitions also apply to this Agreement:

Assigned Rights means all rights, title and interests of every kind which the Lessee now or at any later time has to, in or in connection with:

(a)	the Earnings Account;

(b)	the Facility Service Account; and

(c)	each Deposit.

Common Terms Agreement means the common terms agreement dated 29.06.2015 between Brooge Petroleum and Gas Investment Company FZC (as the Company, the Seller and the Lessee) and National Bank of Abu Dhabi PJSC – Islamic Banking Division (as the Investment Agent, Account Bank and Participant).

Deposit means each credit balance from time to time in each of:

(a)	the Earnings Account; and

(b)	the Facility Service Account,

and all rights, benefits and proceeds in respect thereof.

Earnings Account means the Dirham denominated investment account held with the relevant office of the Account Bank bearing account number                      with account title “Brooge Petroleum and Gas Investment Company FZC” established in accordance with clause 6 (Accounts) of the Common Terms Agreement, and any renewal or redesignation thereof.

Facility Service Account means the Dirham denominated investment account held with the relevant office of the Account Bank bearing account number                         with account title “Brooge Petroleum and Gas Investment Company FZC” established in accordance with clause 6 (Accounts) of the Common Terms Agreement, and any renewal or redesignation thereof.

Party means a party to this Agreement.

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Secured Property.

Secured Liabilities means all obligations owing to the Finance Parties by the Obligors under or pursuant to the Transaction Documents, whether present or future, actual or contingent (and whether incurred by the Obligors alone or jointly, and whether as principal or surety or in some other capacity).

Security Assets means:

(a)	the Earnings Account;

(b)	the Facility Service Account;

(e)	each Deposit; and

(d)	the Assigned Rights.

Secured Property means all assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

Security Period means the period from the date of this Agreement up to and including the date on which any and all amounts outstanding under any Transaction Document have been unconditionally and irrevocably paid or discharged in full.

Supplemental Agreement means an agreement supplemental to this Agreement.

1.2	Interpretation

The provisions of clause 1.2 (Construction) of the Common Terms Agreement shall apply to this Agreement as though they were set out in full in this Agreement, except that references to “this Agreement” in the Common Terms Agreement are to be construed as references to this Agreement.

1.3	Common Terms Agreement

This Agreement and the rights and obligations of the Parties under it are subject to the provisions of the Common Terms Agreement. The provisions of the Common Terms Agreement that are expressed to apply to all Transaction Documents apply equally to this Agreement.

1.4	Third party rights

1.4.1	Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.

1.4.2	Notwithstanding any term of any Transaction Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

1.5	Conflicting provisions

This Agreement shall be read together with the other Transaction Documents. If there is any conflict between the provisions of the Common Terms Agreement and this Agreement, the provisions of the Common Terms Agreement shall prevail.

2	Covenant to pay

The Lessee covenants with the Security Agent:

(a)	duly and punctually to pay the Secured Liabilities to the Security Agent; and

(b)	to observe and perform all its other obligations under the Transaction Documents.

3	Grant of security

3.1	Pledge and assignment

The Lessee:

(a)	assigns by way of first ranking assignment and agrees to so assign the Assigned Rights; and

(b)	pledges by way of first ranking pledge:

(i)	the Earnings Account;

(ii)	the Facility Service Account; and

(iii)	each Deposit,

to the Security Agent as continuing security for the payment and discharge when due of the Secured Liabilities.

3.2	Continuing security

The Security Interests created by Clause 3.1 (Pledge and assignment) are fixed and this Agreement shall remain in force until the end of the Security Period or as otherwise set out in Clause 3.7 (Release of security) as a continuing security and, in particular:

(a)	the Security Interests created by Clause 3.1 (Pledge and assignment) shall not be satisfied by any intermediate payment or satisfaction of the Secured Liabilities;

(b)	the Security Interests created by Clause 3.1 (Pledge and assignment), and the rights of the Security Agent under this Agreement, are only capable of being extinguished, limited or otherwise adversely affected by an express and specific term in a document signed by or on behalf of the Security Agent; and

(c)	this Agreement shall be additional to, and shall not in any way impair or be impaired by:

(i)	any other Security Interest whether in relation to property of the Lessee or that of a third party; or

(ii)	any other right of recourse as against the Lessee or any third party.

which the Security Agent or any other creditor now or subsequently has in respect of any of the Secured Liabilities.

3.3	Principal and independent obligor

The Lessee shall be liable under this Agreement as a principal and independent obligor and accordingly it shall not have, as regards this Agreement, any of the rights or defences of a surety.

3.4	No obligations imposed on Security Agent

The Lessee shall remain liable to perform all obligations connected with the Security Assets and the Security Agent shall not, in any circumstances, have or incur any obligation of any kind in connection with the Security Assets.

3.5	Notice of assignment

The Parties agree that the execution of this Agreement by the Lessee and the Security Agent and execution of any Supplemental Agreement from time to time by the Lessee and the Security Agent constitutes notice to, and acknowledgement by, the Security Agent of the assignments created in respect of the Assigned Rights.

3.6	Negative pledge

Other than a Security Interest created under this Agreement or a Security Interest (if any) created under any other Transaction Document, the Lessee shall not sell, create any Security Interest over or otherwise dispose of the Security Assets or any right relating to any Security Asset.

3.7	Release of security

At the end of the Security Period, or as otherwise set out in the Common Terms Agreement, the Security Agent will, at the request and cost of the Lessee, re-assign (without any warranty, representation, covenant or other recourse) to the Lessee such rights as the Security Agent then has to, or in connection with, the Security Assets.

3.8	Additional Deposits

3.8.1	The Lessee covenants with the Security Agent that during the Security Period:

(a)	upon written notice by the Security Agent, the Lessee shall execute a Supplemental Agreement relating to the Deposit standing as at the date of the relevant Supplemental Agreement, although the failure to execute a Supplemental Agreement shall not affect the Security over the Security Assets arising after the date of this Agreement; and

(b)	it will not seek to rely on the non-existence of any part of the Security Assets at the date of this Agreement as releasing it from the performance of its liabilities or obligations arising out of this Agreement or any other agreement relating to or concerning the Security Assets.

3.8.2	The Parties acknowledge and agree that:

(a)	the Deposit will continually change, earn profit and, as permitted in accordance with clause 6 (Accounts) of the Common Terms Agreement, turnover during the term of this Agreement;

(b)	the pledge contained in this Agreement will apply to the Deposit on the date of this Agreement and also at any time in the future including the date of enforcement of the Security contained in this Agreement; and

(c)	the description of the Deposit is of sufficient certainty to cover all monies standing to the credit of the Account at any time.

3.9	Holding of passbook

From the date of this Agreement until the date the security created by or pursuant to this Agreement is released in accordance with Clause 3.7 (Release of security), the Lessee shall hold the passbooks and any other instruments evidencing the Lessee’s interest in the Security Assets, on behalf of, and to the order of, the Security Agent.

4	Representations and warranties

4.1	General

The Lessee represents and warrants to the Security Agent as follows.

4.2	Repetition of Common Terms Agreement representations and warranties

The representations and warranties in clause 4 (Representations and warranties) of the Common Terms Agreement remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

4.3	Right to assign

The Lessee has the right (without requiring the concurrence, consent or authority of any other person) to create the Security Interests over the Security Assets in favour of the Security Agent.

4.4	No third party Security Interests

No third party has any Security Interest or any other right, interest or claim over, in or in relation to any Security Asset.

5	Covenants

5.1	General

The Lessee shall comply with the following provisions of this Clause 5 at all times during the Security Period.

5.2	No impairing of Security Agent’s rights

The Lessee shall not:

(a)	do or permit any act or thing to be done that may delay, prevent or impair the recovery of any moneys payable under this Agreement; or

(b)	take or omit to take any action which may impair the Security Agents interest in the Security Assets.

5.3	Withdrawals

5.3.1	Subject to Clause 5.3.2, the Lessee shall not be entitled to receive, withdraw or otherwise transfer all or any part of the credit balance from time to time on the Earnings Account, the Facility Service Account and any Deposit.

5.3.2	The Lessee shall be entitled to receive, withdraw or otherwise transfer all or any part of the credit balance from time to time on the Earnings Account, the Facility Service Account and any Deposit:

(a)	with the prior written consent of the Security Agent; or

(b)	as expressly permitted under the terms of the Transaction Documents.

6	New accounts

6.1.1	If any subsequent charge or other interest affects any Security Asset, the Security Agent may open a new account (the New Account) in the name of the Lessee.

6.1.2	If the Security Agent does not open a New Account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest affecting any Security Asset (the Relevant Time).

6.1.3	As from the Relevant Time, all payments made to the Security Agent will be credited or be treated as having been credited to the New Account and will not operate to reduce the amount secured by this Agreement at the Relevant Time.

7	Protection of security

The Security Agent may take any action which it may think fit for the purpose of protecting or maintaining the security created by this Agreement or for any similar or related purpose.

8	Enforceability and Security Agent’s powers

8.1	Right to enforce security

On the occurrence of an Event of Default but without the necessity for any court order in any jurisdiction (unless required by law) to the effect that an Event of Default has occurred or that the security constituted by this Agreement has become enforceable, and irrespective of whether a notice has been served under clause 12.1 (Acceleration rights) of the Common Terms Agreement:

(a)	the security constituted by this Agreement shall immediately become enforceable; and

(b)	the Security Agent shall be entitled at any time or times:

(i)	to exercise the powers set out in Clauses 8.2 (Rights) and 8.3 (Right to appoint Receiver or administrator) and in any other Transaction Document; and

(ii)	to exercise the powers possessed by it in relation to the Security Assets as conferred by the law.

8.2	Rights

On the occurrence of an Event of Default, the Security Agent shall be entitled then or at any later time or times:

(a)	to apply, set off, transfer or assign all or any part of the Security Assets in or towards discharge of all or any part of the Secured Liabilities (without prior notice to the Lessee);

(b)	to the extent that any such items are attributable to or caused by the Lessee, to collect, recover and give a good discharge for any moneys or claims forming part of, or arising in relation to, any Security Asset;

(c)	to exercise any right forming part of the Security Assets;

(d)	to the extent that any such items are attributable to or caused by the Lessee, to collect and require payment of any amount payable under, or which otherwise forms part of, the Security Assets, and to take possession of any other Security Assets;

(e)	to sell, mortgage, exchange, invest or in any other way deal with any Security Asset in any manner and for any consideration;

(f)	to enter into all kinds of Shari’a-compliant transactions for the purpose of hedging risks which have arisen or which the Security Agent considers may arise in respect of any Security Asset out of movements in exchange rates, rates of return or other risks of any kind;

(g)	to employ the service of any lawyers or other experts or advisers of any time or description whether or not similar to the foregoing;

(h)	to appoint all kinds of agents, whether to enforce or exercise any right under or in connection with any Security Asset or for any other purpose;

(i)	to take over or commence or defend (if necessary using the name of the Lessee) any claims or proceedings (including but not limited to legal or arbitration proceedings) relating to, or affecting, any Security Asset which the Majority Participants may think fit and to abandon, release or settle in any way any of those claims or proceedings; and

(j)	generally, to enter into any transaction or arrangement of any kind and to do anything in relation to any Security Asset which the Majority Participants may think fit.

8.3	Right to appoint Receiver or administrator

8.3.1	At any time, and from time to time, after the occurrence of an Event of Default, the Security Agent may:

(a)	appoint a receiver and/or manager (or joint receivers and/or managers) of all or any part of the Security Assets; and/or

(b)	to the extent permitted by law, appoint an administrator of the Lessee.

8.4	No liability of Security Agent or Receiver

Neither the Security Agent nor any Receiver shall be obliged to check the nature or sufficiency of any payment received by it or him under this Agreement or to preserve, exercise or enforce any right forming part of, or relating to, any Security Asset.

8.5	No requirement to commence proceedings against the Lessee

Neither the Security Agent nor any other Secured Party will need to commence any proceedings under, or enforce any Security created by, any other Transaction Document before commencing proceedings under, or enforcing any Security created by, this Agreement.

8.6	Conclusive evidence of certain matters

Notwithstanding Clause 8.5 (No requirement to commence proceedings against the Lessee), as against the Lessee:

(a)	any judgment or order of a relevant court in connection with the Transaction Documents; and

(b)	any statement or admission of the Lessee in connection with the Transaction Documents,

shall be binding and conclusive as to all matters of fact and law to which it relates.

8.7	Exercise of rights by the Security Agent

The exercise of any right arising under this Agreement by the Security Agent shall not put any person dealing with the Security Agent upon any enquiry as to whether the Security Agent is entitled to exercise the same and the exercise by the Security Agent of such right shall be conclusive evidence of its right to do so.

9	Application of moneys

All sums received by the Security Agent or by a Receiver shall be applied in accordance with the Investment Agency Agreement.

10	Further assurances

10.1	Lessee’s obligation to take further steps

Without limiting its obligations under any other Transaction Document, the Lessee shall do anything including but not limited to:

(a)	executing and delivering to the Security Agent (or as the Security Agent may direct), in each case in form and substance satisfactory to the Security Agent, any assignment, mortgage, security document, power of attorney, proxy or other document governed by the law of such country as the Security Agent may, in any particular case, specify;

(b)	effecting any registration, deregistration or notarisation;

(c)	giving any notice; and

(d)	taking any other step,

which the Security Agent asks and considers necessary for the purposes of:

(i)	validly and effectively creating, perfecting, preserving and protecting any Security Interest or right of any kind which the Security Agent determines should be created by or pursuant to this Agreement or any other Transaction Document or otherwise to vest in the Security Agent the title to any particular Security Asset;

(ii)	protecting the priority, or increasing the effectiveness, in any jurisdiction of any Security Interest which is created, or which the Security Agent intended should be created, by or pursuant to this Agreement or any other Transaction Document;

(iii)	enabling or assisting the Security Agent or any Receiver, any administrator or any delegate to sell or otherwise deal with any Security Asset, to transfer title to, or grant any interest or right relating to, any Security Asset or to exercise any power which is referred to in Clause 8.1 (Right to enforce security) or which is conferred by any Transaction Document; or

(iv)	enabling or assisting the Security Agent to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to the Security Assets in any country or under the law of any country.

10.2	Terms of further assurances

The Security Agent may specify the terms of any document to be executed by the Lessee under Clause 10.1 (Lessee’s obligation to take further steps) and those terms may include any covenants, powers and provisions which the Security Agent considers appropriate to protect its, any other creditor’s or a Receiver’s interests.

10.3	Obligation to comply with notice

The Lessee shall comply with a notice under Clause 10.1 (Lessee’s obligation to take further steps) by the date specified in that notice.

10.4	Additional corporate action

At the same time as the Lessee delivers to the Security Agent any document executed under Clause 10.1(a), the Lessee shall also deliver to the Security Agent a certificate signed by two of the Lessee’s directors which shall:

(a)	set out the text of a resolution of the Lessee’s directors specifically authorising the execution of the document specified by the Security Agent; and

(b)	state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Lessee’s articles of association or other constitutional documents.

10.5	Costs of further steps and undertaking

Everything the Lessee is required to do under this Clause 10 is at the Lessee’s expense. The Lessee agrees to pay or reimburse the actual costs of the Security Agent in connection with anything the Lessee is required to do under this Clause 10.

11	Power of attorney

11.1	Appointment

11.1.1	For the purpose of exercising, securing, enforcing or realising the Security Agent’s powers, rights and interest to, in or in relation to the Security Assets and the due and punctual performance of its obligations and liabilities to the Security Agent under this Agreement and every other Transaction Document, the Lessee irrevocably and by way of security appoints the Security Agent as its attorney, on behalf of the Lessee and in its name or otherwise, to, subject to Clause 11.1.2, execute or sign any document and do any act or thing which the Lessee is obliged to do under any Transaction Document.

11.1.2	The power of attorney granted shall not permit the Security Agent to sign any Transaction Document in the name of the Lessee.

11.2	Ratification of actions of attorney

The power conferred pursuant to Clause 11.1 (Appointment) shall, subject to the limitation set out in Clause 11.1.2, be a general power of attorney and the Lessee ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, transaction, act or thing which the Security Agent may execute, do or take pursuant thereto, including that which the Security Agent considers was or might have been outside the Security Agent’s powers or otherwise invalid without that further authorisation.

11.3	Delegation

The Security Agent may sub-delegate to any person all or any of the powers (including the discretions) conferred on the Security Agent by Clauses 11.1 and/or 11.2, and may do so on terms authorising successive sub-delegations. No such delegation shall preclude the subsequent exercise of those powers by the Security Agent itself or preclude the Security Agent from making subsequent delegations and any such delegation may be revoked by the Security Agent at any time.

12	Supplemental

12.1	No restriction on other rights

Nothing in this Agreement shall be taken to exclude or restrict any power, right or remedy which the Security Agent or any other creditor may at any time have under:

(a)	any other Transaction Document; or

(b)	the law of any country or territory the courts of which have or claim any jurisdiction in respect of the Lessee, or the Security Assets.

12.2	Exercise of other rights

The Security Agent may exercise any right under this Agreement before it or any other creditor has exercised any right referred to in Clause 12.1(a) or 12.1(b).

12.3	Invalidity of Transaction Documents

In the event of:

(a)	any Transaction Document to which the Lessee is a party now being or later becoming void, illegal, unenforceable or otherwise invalid for any reason whatsoever; or

(b)	a bankruptcy of the Lessee, the introduction of any law or any other matter resulting in the Lessee being discharged from liability under any Transaction Document, or any Transaction Document ceasing to operate (for example, by profit ceasing to accrue), this Agreement shall cover any amount which would have been or become payable under or in connection with any Transaction Document if that Transaction Document had been and remained entirely valid and enforceable and the Lessee had remained fully liable under it (each a Disputed Amount) and references in this Agreement to amounts payable by the Lessee under or in connection with any such Transaction Document shall include all such Disputed Amounts.

12.4	Release, settlement or discharge conditional

12.4.1	Any release, settlement or discharge under this Agreement between the Security Agent and the Lessee shall be conditional upon no security or payment to the Security Agent by the Lessee or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

12.4.2	If any security or payment is avoided, set aside or ordered to be refunded, the Security Agent shall be entitled to enforce this Agreement against the Lessee as if that release, discharge or settlement had not occurred and that security or payment had not been made.

13	Governing law

13.1	Abu Dhabi law

This Agreement shall be governed by, and construed in accordance with, the laws of Abu Dhabi and the federal laws of the United Arab Emirates to the extent that those laws do not conflict with Shari’a. In the event of contradiction between the laws of Abu Dhabi and the federal laws of the United Arab Emirates and the principles of Shari’a, the principles of Shari’a shall prevail.

13.2	Interest

13.2.1	The Parties recognise and agree that the principle of the payment of interest is prohibited under Shari’a and accordingly, to the extent that any court or legal system would (but for the provisions of this Clause) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other.

13.2.2	For the avoidance of doubt, nothing in this Clause 13.2 shall be construed as a waiver of rights in respect of Rental Payments payable by the Lessee pursuant to the Transaction Documents howsoever such Rental Payments may be described or re-characterised by any court or arbitral tribunal.

14	Jurisdiction

14.1	The Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of Abu Dhabi, United Arab Emirates to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

14.2	The Parties agree that the courts of Abu Dhabi, United Arab Emirates are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

14.3	Notwithstanding Clauses 14.1 and 14.2, the Security Agent may take proceedings relating to a Dispute in any court with jurisdiction (for the avoidance of doubt, including but not limited to the courts of England). To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions. This Clause 14.3 is for the benefit of the Security Agent only.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Execution page of the Account Pledge and Assignment

The Lessee

Signed by	)
)
duly authorised in accordance with	)
the laws of the Republic of Panama	)
for and on behalf of	)
Brooge Petroleum and Gas Investment	)
Company FZC	)
in the presence of:	)

Signature of witness	)

Name of witness:

Address of witness:

The Security Agent

Signed by	)
)
duly authorised for and on behalf of	)
National Bank of Abu Dhabi PJSC –)
Islamic Banking Division	)
in its capacity as Security Agent for and on	)
behalf of the Participants	)
in the presence of:	)

Signature of witness	)	/s/ Ali Al Jarian /s/ Ayman Ragheb Taher Nasser

Name of witness:

Address of witness: